Exhibit 99.1

AiRWA Inc. Announces 1-for-50 Reverse Split

Smyrna, Delaware — October 23, 2025 (GLOBE NEWSWIRE) — AiRWA Inc. (Nasdaq: YYAI) (the “Company”) announces that, as previously approved by the stockholders of the Company, it will implement a 1-for-50 reverse stock split of its outstanding shares of common stock (the “Reverse Split”), effective at the opening of trading on October 27, 2025.

This corporate action follows approval by the Board of Directors and the Company’s stockholders on July 3, 2025, to authorize the Chief Executive Officer to implement a reverse stock split with a ratio of between 1-for-5 and 1-for-50. The CEO opted for the 1-for-50 ratio with the aim of meeting Nasdaq’s $1 minimum bid price requirement for continued listing while also increasing the market price of the Company’s common stock and, the Company believes, improving the stock’s attractiveness to institutional investors.

Following the Reverse Split, every 50 shares of issued and outstanding common stock will automatically be combined and converted into one share. This consolidation will reduce the number of shares of the Company’s outstanding common stock from approximately 949,066,180 to approximately 18,981,324. No fractional shares will be issued. Instead, stockholders will receive a rounded up whole share in place of any fractional share that would have been created by the Reverse Split. ClearTrust, LLC will act as the exchange agent for the Reverse Split and will provide stockholders with a transaction statement that reflects their post-split shareholdings. The number of authorized shares of common stock and the par value per share will remain unchanged. The Company’s common stock will continue trading under the same Nasdaq ticker symbol (YYAI), with a new CUSIP number, 831445507.

For further details regarding the 949,066,180 shares outstanding prior to the split, please see the current report on Form 8-K to be filed with the U.S. Securities and Exchange Commission on October 23, 2025.

About YYAI

AiRWA Inc. (Nasdaq: YYAI), through its majority-owned subsidiary, Yuanyu Enterprise Management Co., Limited, owns advanced patents and proprietary technology licensed to partners worldwide, enabling localized digital matchmaking and other technology solutions. The company is also active in the Web3 space, driving innovation in digital finance through AiRWA Exchange, which will focus on the tokenization of real-world assets (RWA), particularly tokenized U.S. stocks.

YYAI Contact Information

Email: info@yuanyuenterprise.com

Website: www.yuanyuenterprise.com

Forward-Looking Statements

This press release contains forward-looking statements. Statements that are not historical facts, including statements about beliefs or expectations, are forward-looking statements. These statements are based on current plans, estimates, and expectations, and involve inherent risks and uncertainties. Actual results may differ materially due to various factors, including:

●	volatility related to the Company’s relatively low public float;
●	the effects of prior acquisitions and divestitures on current and future business operations;
●	strategic and operational uncertainties;
●	risks associated with potential litigation, financing transactions, or acquisitions;
●	macroeconomic, competitive, legal, regulatory, tax, and geopolitical factors; and
●	other risks detailed in the Company’s filings with the SEC, including its Annual Report on Form 10-K for the fiscal year ended April 30, 2025.

Forward-looking statements speak only as of the date they are made. Neither the Company nor any other person undertakes to update any forward-looking statements, except as required by law.